UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2016

Comcast Corporation

(Exact Name of Registrant as Specified in Charter)

Pennsylvania

(State or other jurisdiction of incorporation)

001-32871	27-0000798
(Commission File Number)	(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA	19103-2838
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 286-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 26, 2016 Comcast Corporation (“Comcast”) entered into a credit agreement (the “credit agreement”) among Comcast, the financial institutions party thereto (the “lenders”), JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and Morgan Stanley MUFG Loan Partners, LLC, Wells Fargo Bank, National Association and Mizuho Bank, Ltd., as co-documentation agents. JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Morgan Stanley MUFG Loan Partners, LLC, Wells Fargo Securities, LLC and Mizuho Bank, Ltd. acted as joint lead arrangers and joint bookrunners. The credit agreement replaced Comcast’s prior $6,250,000,000 credit agreement entered into as of June 6, 2012 among Comcast, the financial institutions party thereto, JPMorgan Chase Bank, N.A., as administrative agent and issuing lender, Citibank, N.A., as syndication agent, and Morgan Stanley MUFG Loan Partners, LLC and Wells Fargo Bank, National Association as co-documentation agents.

The credit agreement provides for a $7,000,000,000 unsecured revolving credit facility (the “facility”) to Comcast for general corporate purposes that is scheduled to expire on May 26, 2021 and is guaranteed by Comcast Cable Communications, LLC and NBCUniversal Media, LLC (the “guarantors”). Comcast may, upon the agreement of one or more new or existing lenders, increase the commitments under the facility up to a total of $10,000,000,000, and/or extend the expiration date of the facility to a date not later than May 26, 2023. At this time, Comcast has not borrowed any funds under the credit agreement, although certain existing letters of credit have been continued under the credit agreement and reduce the availability thereunder in a corresponding amount. Interest is based on either (i) the base rate formula, (ii) the Eurodollar rate formula or (iii) the fixed rate specified by the lender, each as described in the credit agreement with respect to the applicable type of borrowing.

The credit agreement contains customary representations and warranties as well as customary affirmative and negative covenants and events of default. Negative covenants include, among others, limitations on incurrence of liens by Comcast and certain of its subsidiaries and limitations on incurrence of any indebtedness by certain of Comcast’s subsidiaries that are not guarantors, and a requirement that the leverage ratio (as defined in the credit agreement) as of the end of any fiscal quarter is not greater than 5.75 to 1.00. If any of the events of default occur and are not cured within applicable grace periods or waived, any unpaid amounts under the credit agreement may be declared immediately due and payable and the commitments may be terminated.

Comcast and its affiliates maintain various commercial and service relationships with certain of the lenders and their affiliates in the ordinary course of business. In the ordinary course of their respective businesses, certain of the lenders and the other parties to the credit agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with Comcast and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

The description above is a summary and is qualified in its entirety by the credit agreement which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

In connection with its entry into the credit agreement, on May 26, 2016 Comcast terminated its five-year $6,250,000,000 revolving credit agreement entered into as of June 6, 2012 among Comcast, the financial institutions party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and Morgan Stanley MUFG Loan Partners, LLC and Wells Fargo Bank, National Association as co-documentation agents (the “prior credit agreement”). No borrowings were outstanding at the termination of the prior credit agreement.

Comcast and its affiliates maintain various commercial and service relationships with certain of the lenders under the prior credit agreement and their affiliates in the ordinary course of business. In the ordinary course of their respective businesses, certain of the lenders and the other parties to the prior credit agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with Comcast and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Please see Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure

On May 26, 2016, NBCUniversal Enterprise, Inc. (“NBCUniversal Enterprise”) entered into a $1,500,000,000 revolving credit agreement (the “Enterprise credit agreement”) with various financial institutions. The Enterprise credit agreement replaced NBCUniversal Enterprise’s prior $1,350,000,000 revolving credit agreement. The Enterprise credit agreement is guaranteed by Comcast and Comcast Cable Communications, LLC. NBCUniversal Enterprise may, upon the agreement of one or more new or existing lenders, increase the commitments under the Enterprise facility up to a total of $2,000,000,000, and/or extend the expiration date of the Enterprise facility from May 26, 2021 to a date not later than May 26, 2023. The Enterprise credit agreement contains customary representations and warranties as well as customary affirmative and negative covenants and events of default.

Comcast does not intend for this Item 7.01 to be treated as “filed” under the Securities Exchange Act of 1934, as amended, or incorporated by reference into its filings under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.1	Credit Agreement dated as of May 26, 2016, among Comcast Corporation, the financial institutions party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, Morgan Stanley MUFG Partners, LLC, Wells Fargo Bank, National Association and Mizuho Bank, Ltd., as co-documentation agents

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date: May 31, 2016	By:	/s/ William E. Dordelman
		Name:	William E. Dordelman
		Title:	Senior Vice President and Treasurer